UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Ecoark Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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5899 Preston Road #505

Frisco, Texas 75034

(479) 259-2977

www.zestlabs.com

2019 PROXY STATEMENT AND

NOTICE OF ANNUAL MEETING

February 18, 2020	10:00 A.M. (Central Time)
www.virtualshareholdermeeting.com/ZEST

Virtual Annual Meeting of Stockholders

  Online Meeting Only – No Physical Meeting Location

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS
To Be Held on February 18, 2020

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Ecoark Holdings, Inc. (the “Company”) will be a completely virtual meeting held on February 18, 2020 at 10:00 a.m. (Central Time) for the following purposes, all of which are discussed in greater detail in the accompanying proxy statement:

1.	To elect the five director nominees named in the accompanying proxy statement to serve until the 2020 annual meeting of stockholders and until successors are duly elected or until the earliest of their removal or resignation;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

3.	To select in a non-binding advisory vote the frequency of future advisory votes to approve the compensation of the Company’s named executive officers;

4.	To ratify the appointment of RBSM, LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020;

5.	To approve a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 100,000,000 shares to 200,000,000; and,

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Annual Meeting will be a completely “virtual meeting” of stockholders. You are invited to virtually attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to virtually attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the Internet.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy May
Frisco, Texas	Chairman of the Board and Chief Executive Officer
January [*], 2020

Important notice regarding the availability of proxy materials for the 2019 Annual Meeting of Stockholders to be held on February 18, 2020: The Company’s proxy statement and Annual Report on Form 10-K, for the fiscal year ended March 31, 2019, are available electronically at http://zestlabs.com/investors/ and www.proxyvote.com.

PROXY SUMMARY

This summary highlights certain information contained elsewhere in the accompanying proxy statement, but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted upon at the virtual Annual Meeting of Stockholders and our fiscal year 2019 performance, please review the entire proxy statement and our Annual Report on Form 10-K, for the fiscal year ended March 31, 2019. Unless the context indicates otherwise, we use the terms “Ecoark” and “our” in this summary to refer to Ecoark Holdings, Inc.

Time of Virtual Annual Meeting

Date:	February 18, 2020
Time:	10:00 a.m. (Central Time)
Location:	We will hold a virtual annual meeting of stockholders. Stockholders may participate online by logging onto www.virtualshareholdermeeting.com/ZEST. There will not be a physical meeting location.
Record Date:	Holders of our common stock at the close of business on January 10, 2020

Voting Matters

Proposals		Required Approval	Board of Directors Recommendation	Page Reference
1.	Election of directors	Plurality of Votes Present	FOR each nominee	[9]
2.	Advisory vote to approve executive compensation	Majority of Votes Cast	FOR	[20]
3.	Advisory vote on the frequency of future advisory votes to approve executive compensation	Majority of Votes Cast	EVERY THREE YEARS	[21]
4.	Ratification of auditors	Majority of Votes Cast	FOR	[22]
5.	Amendment of the articles of incorporation to increase the number of authorized shares of common stock	Majority of Votes Cast	FOR	[24]

Director Nominees (see page 9)

The following table contains information about the five candidates who have been nominated for election to the Board of Directors of Ecoark. Each nominee is currently a director of Ecoark.

		Director	Principal	Financial	Committee Memberships
Name	Age	Since	Occupation	Expert	Audit	Compensation	Nominating
Randy S. May	55	2016*	Chairman of the Board of Ecoark	—	—	—	—
John P. Cahill	64	2016	Chief of Staff and Special Counsel to the Archbishop of New York	—
Peter A. Mehring	57	2017	President, CEO and President of Zest Labs, Inc. and Director of Ecoark	—	—	—	—
Gary M. Metzger	67	2016*	Product Developer/Manager of Ravago Americas; Lead Director of Ecoark	—
Steven K. Nelson	61	2017	Lecturer for the Department of Accounting at University of Central Arkansas

Member Chairperson Financial Expert

* Messrs. May and Metzger served on the board of directors of Ecoark, Inc. from 2011 and 2013, respectively, until it effected a reverse acquisition of Ecoark Holdings, Inc. (“Ecoark” or “the Company”, formerly known as Magnolia Solar Corporation) on March 24, 2016. Messrs. May and Metzger joined the Board effective on April 11, 2016.

5899 Preston Road #505

Frisco, Texas 75034

(479) 259-2977

www.zestlabs.com

PROXY STATEMENT

This proxy statement (this “Proxy Statement”) is being furnished to holders of common stock, $0.001 par value per share, of Ecoark Holdings, Inc. (“Ecoark,” “the Company,” “we,” “our,” and “us”) beginning on January [*], 2019 in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) to be used at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on February 18, 2020 at 10:00 A.M. (Central Time) and at any postponement or adjournment thereof. The Annual Meeting will be a completely “virtual meeting” of stockholders. You are invited to virtually attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to virtually attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials, or follow the instructions below to submit your proxy over the Internet.

Our Board is asking you to vote your shares by completing, signing and returning the accompanying proxy card. If you virtually attend the Annual Meeting online, you may vote at the Annual Meeting even if you have previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder as described in more detail below.

Please read this Proxy Statement carefully then vote your shares promptly by telephone, by Internet or by signing, dating and returning your proxy card.

ABOUT THE ANNUAL MEETING OF STOCKHOLDERS

What is the purpose of the Annual Meeting?

The following matters will be presented for stockholder consideration and voting at the Annual Meeting:

●	the election of directors;

●	an advisory vote on the compensation of our named executive officers;

●	an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers;

●	the ratification of RBSM, LLP as our independent registered public accounting firm for the year ending March 31, 2020;

●	the ratification of the amendment of the articles of incorporation of the Company to increase the number of authorized shares of common stock; and

●	such other business as may properly come before the meeting or any adjournment thereof.

Who is entitled to vote?

Only our stockholders of record at the close of business on the record date for the meeting, January 10, 2020, are entitled to vote at the Annual Meeting. As of January 10, 2020, we had [69,146,161] shares of common stock issued and outstanding.

Can I access the proxy materials and annual report electronically?

Yes. This Proxy Statement and our Annual Report on Form 10-K, for the year ended March 31, 2019, are available online at www.zestlabs.com.

How can I attend the Annual Meeting?

Stockholders may virtually attend the Annual Meeting online. While all stockholders will be permitted to virtually attend the Annual Meeting online, only stockholders of record and beneficial owners as of the close of business on the record date, January 10, 2020, may vote and ask questions during the Annual Meeting. Stockholders must return a proxy by one of the methods described on the proxy card or virtually attend the Annual Meeting online in order to vote on the proposals.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of record. If your shares are registered directly in your name with our transfer agent, Philadelphia Stock Transfer, you are considered the stockholder of record with respect to those shares, and we sent a Notice of Annual Meeting and a printed set of the proxy materials, together with a proxy card, directly to you.

Beneficial owner of shares held in street name. If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name,” and a Notice of Annual Meeting and a printed set of the proxy materials, together with a voting instruction form, was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account by following the instructions in the Notice of Annual Meeting or on the voting instruction form you received.

How can I vote my shares?

The process for voting your shares depends on how your shares are held. Generally, as discussed above, you may hold shares as a “record holder” (that is, in your own name) or in “street name” (that is, through a nominee, such as a broker or a bank). As explained above, if you hold shares in “street name,” you are considered to be the “beneficial owner” of those shares.

Voting by Record Holders. If you are a record holder, you may vote by proxy prior to the Annual Meeting or you may vote during the virtual Annual Meeting online. If you are a record holder and would like to vote your shares by proxy prior to the Annual Meeting, you have three ways to vote:

●	Go to the website www.proxyvote.com and follow the instructions at that website;

●	Call [1-800-690-6903] and follow the instructions provided on the call; or

●	If you received a proxy card in the mail, complete, sign, date, and mail the proxy card in the return envelope provided to you.

Please note that telephone and Internet proxy voting will close at 10:59 p.m. (Central Time) on February 17, 2020. If you received a proxy card in the mail and wish to vote by completing and returning the proxy card via mail, please note that your completed proxy card must be received before the polls close for voting at the Annual Meeting.

Voting by beneficial owners of shares held in “street name.” If your shares are held in the name of a broker, bank, or other nominee (that is, your shares are held in “street name”), you should receive separate instructions from the record holder of your shares describing how to vote.

How are proxies voted?

All shares represented by valid proxies received prior to the Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions or you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial owners of shares held in street name. If you are a beneficial owner of shares held in street name and do not join and vote at the Annual Meeting or provide the broker, bank or other nominee that holds your shares with specific voting instructions, then the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered ’‘routine’’ or ’‘non-routine’’?

The ratification of the appointment of RBSM, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020 (Proposal No. 4) is considered a “routine” matter. Your broker, therefore, may vote your shares in its discretion if you do not provide instructions on how to vote on this routine matter, and no broker non-votes are expected in connection with this proposal.

The election of directors (Proposal No. 1), the approval of the compensation of our named executive officers (Proposal No. 2), the frequency of future advisory votes on named executive officer compensation (Proposal No. 3), Amendment of the articles of incorporation to increase the number of authorized shares of common stock (Proposal No. 5) are considered “non-routine” matters. Accordingly, a broker may not vote on these proposals without instructions from its customer and broker “non-votes” may occur with respect to these proposals.

Can I change my vote or revoke my proxy after I return my proxy card or vote online?

Yes. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. After you submit your proxy or vote online, you may change your vote via the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by virtually attending the Annual Meeting and voting. However, your virtual attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote during the Annual Meeting or specifically request that your prior proxy be revoked by delivering written notice to the Secretary of the Company prior to the Annual Meeting at 5899 Preston Road #505, Frisco, Texas 75034.

What constitutes a quorum?

The presence at the Annual Meeting, virtually or by proxy, of the holders of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting for the transaction of any business. If a quorum is established, each stockholder entitled to vote at the Annual Meeting will be entitled to one vote, virtually or by proxy, for each share of stock entitled to vote held by such stockholder on the record date, January 10, 2020. Proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

What are the Board of Directors’ recommendations?

The recommendations of the Board of Directors are set forth under the description of each proposal in this Proxy Statement.  In summary, the Board of Directors recommends that you vote:

●	“FOR” each of the director nominees named herein (Proposal No. 1);

●	“FOR” approval of the resolution regarding compensation of our named executive officers (Proposal No. 2);

●	“EVERY THREE YEARS” with respect to the frequency of future advisory votes on named executive officer compensation (Proposal No. 3); and

●	“FOR” the ratification of the appointment of RBSM, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020 (Proposal No. 4).

●	“FOR” the ratification of approval of a proposal to amend the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 100,000,000 shares to 200,000,000 (Proposal No. 5)

What vote is required to approve each Proposal?

With respect to the election of directors (Proposal No. 1), our bylaws require that each director be elected by a plurality of the votes present at the meeting, either virtually or by proxy. In other words, the five nominees receiving the greatest number of votes will be elected. You may vote for or abstain from voting for any or all of the director nominees nominated for election at the Annual Meeting and named in this Proxy Statement.

Approval of the compensation of our named executive officers (Proposal No. 2), the frequency of future advisory votes on named executive officer compensation (Proposal No. 3) and ratification of the appointment of RBSM, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2020 (Proposal No. 4), and Amendment of the articles of incorporation to increase the number of authorized shares of common stock (Proposal No. 5) require the affirmative vote of a majority of votes cast. You may vote for, against or abstain from voting for these proposals. Proposals No. 2 and No. 3, however, are merely advisory and are not binding on the Company, the Board, or the Compensation Committee of the Board. Despite the fact that Proposals No. 2 and No. 3 are not binding, the Board and the Compensation Committee will take the voting results of the proposals under advisement when making future decisions regarding the Company’s executive compensation program and the frequency of future advisory votes on named executive officer compensation.

Will abstentions and broker “non-votes” have an impact on the proposals contained in this Proxy Statement?

Abstentions and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting, but will not be considered votes cast for voting purposes and thus will have no effect on any of the proposals to be presented at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and disclose final results in a Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) within four business days after the Annual Meeting.

Who pays the cost for soliciting proxies by the Board of Directors?

We will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of our common stock. In addition to solicitations by mail, our officers and regular employees may, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

Who is Ecoark?

Ecoark Holdings is an innovative AgTech company focused on solutions that reduce food waste and improve delivered freshness and product margins for fresh and perishable foods for a wide range of organizations including growers, processors, distributors and retailers. Ecoark Holdings addresses this through its indirect wholly-owned subsidiary: Zest Labs, Inc. (“Zest Labs” or “Zest”). The Company committed to a plan to focus its business on Zest Labs and divested non-core assets in 2019 that included assets of Pioneer Products, LLC (“Pioneer Products” or “Pioneer”) and Magnolia Solar, Inc. (“Magnolia Solar”). Those assets are reported as held for sale and their operations are reported as discontinued operations in the consolidated financial statements. The subsidiary Eco3d, LLC (“Eco3d”) was sold on April 14, 2017, and is also reported as held for sale and discontinued operations in the consolidated financial statements. All discontinued operations have been sold or ceased operations by September 30, 2019, so there are no remaining assets or liabilities of the discontinued operations. The Company has 13 employees of continuing operations and no employees of discontinued operations as of the date of this filing.

Our principal executive offices are located at 5899 Preston Road #505, Frisco, Texas 75034, and our telephone number is (479) 259-2977. Our website address is http://zestlabs.com/. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in and are not considered part of this report.

Ecoark Holdings’ continuing operations focus on solutions offered by Zest Labs.

Zest Labs offers freshness management solutions for fresh food growers, suppliers, processors, distributors, grocers, and restaurants. Its Zest Fresh solution is a cloud-based post-harvest shelf-life and freshness management solution that improves delivered freshness of produce and protein and reduces post-harvest losses at the retailer due to temperature handling and processing by 50% or more by intelligently matching customer freshness requirements with actual product freshness. It focuses on four primary value propositions – operational efficiency, consistent food freshness, reduced waste, and improved food safety. Zest Fresh empowers workers with real-time analytic tools and alerts that improve efficiency while driving quality consistency through best practice adherence at a pallet level. Zest Labs also offers its Zest Delivery solution that provides real-time monitoring and control for prepared food delivery containers, helping delivery and dispatch personnel ensure the quality and safety of delivered food.

Zest Labs was previously known as Intelleflex Corporation. Effective on October 28, 2016, Intelleflex Corporation changed its name to Zest Labs, Inc. to align its corporate name with its mission and the brand name of its products and services.

The Zest Fresh value proposition is to reduce fresh food loss by improving quality consistency. In the U.S. produce market, it is reported that roughly 30% of post-harvest fresh food is lost or wasted and therefore not consumed. Both fresh food producers and retailers bear significant expense when harvested food is either rejected due to early spoilage or reduced in value due to early ripening. Zest Labs believes that a significant portion of this waste can be attributed to inconsistent quality or freshness based on variable post-harvest processing and handling. Fresh food producers and retailers manage food distribution and inventory based on the harvest date, with the assumption that all food harvested on the same day will have the same freshness. However, studies have shown that harvest conditions and post-harvest handling can have a significant effect on the actual remaining freshness and, if not properly accounted for, can result in food loss or spoilage ahead of expectations. Zest Fresh empowers fresh food producers and retailers to significantly reduce the post-harvest loss by providing real time guidance to process adherence, intelligent distribution, and best handling practices, with a goal of providing significant financial savings to fresh food producers and retailers.

Zest Labs has developed the industry’s first freshness metric called the Zest Intelligent Pallet Routing Code (“ZIPR Code”). The ZIPR Code has three main components: Harvest Quality which sets total freshness capacity (for example, 12 days for strawberries), Handling Impact which reflects aging acceleration due to improper handling, and Future Handling which accurately reflects how the product will be handled (for example, store shelf temperature may be 40 degrees Fahrenheit instead of the ideal 34 degrees Fahrenheit).

Zest Fresh is offered to fresh food producers, processors, distributors, restaurants, and grocers with pricing based on the number of pallets managed by Zest Fresh, typically from the field harvest through retail grocery delivery. The Zest Fresh service includes a re-usable wireless Internet of Things (“IoT”) condition sensor that travels with the pallet of fresh food from the field or processor through retail delivery, continuously collecting product condition data. The collected pallet product data is analyzed, using artificial intelligence-based predictive analytics in real-time by the Zest Fresh cloud-based solution, with the fresh food producers and retailers accessing data through Zest Fresh web and mobile applications. Zest Fresh provides workers with real-time feedback on the current handling or processing of each pallet, empowering best practice adherence to achieve maximum freshness. Zest Fresh also provides dynamic updates as to actual product freshness for each pallet, enabling intelligent routing and inventory management of each pallet in a manner that ensures optimum delivered freshness. Zest Fresh also includes integrated blockchain support to grower and shipper customers via the Zest Fresh platform.

Zest Labs’ Zest Delivery solution helps to manage prepared food delivery from the restaurant through to the customer. Zest Delivery manages the delivery container environment, both monitoring and controlling the product condition. The value of Zest Delivery is to manage prepared meals in an ideal state for consumption, while accommodating extended pre-staging or delivery times. Extended pre-staging times are associated with “instant delivery” services of prepared meals, where the meals are often pre-staged in a delivery area ahead of demand. While pre-staging enables fast demand response time, it can result in prepared meals being staged for extended periods, which can potentially impact quality, value, and safety. Zest Delivery monitors and controls the delivery container environment to preserve the prepared meal in ideal, ready to consume condition. Zest Delivery also provides the dispatcher with real-time remote visibility to the condition of available meals and confirming quality prior to dispatch. Zest Delivery provides automated, real-time visibility for a very distributed fleet of drivers, reflecting prepared meal food safety, quality and availability. Zest Delivery is offered to meal delivery companies based on the quantity of delivery containers and frequency of use.

Zest Labs currently holds rights to 69 U.S. patents (with additional patents pending), numerous related foreign patents, and U.S. copyrights relating to certain aspects of its Zest software, hardware devices including Radio-Frequency Identification (“RFID”) technology, software, and services. In addition, Zest Labs has registered, and/or has applied to register trademarks and service marks in the U.S. and a number of foreign countries for “Intelleflex,” the Intelleflex logo, “Zest,” “Zest Data Services,” and the Zest, Zest Fresh and Zest Delivery logos, and numerous other trademarks and service marks. Many of Zest Labs’ products have been designed to include licensed intellectual property obtained from third-parties. Laws and regulations related to wireless communications devices in the jurisdictions in which Zest Labs operates and seeks to operate are extensive and subject to change. Wireless communication devices, such as RFID readers, are subject to certification and regulation by governmental and standardization bodies. These certification processes are extensive and time consuming, and could result in additional testing requirements, product modifications or delays in product shipment dates.

Although most components essential to Zest Labs’ business are generally available from multiple sources, certain key components including, but not limited to, microprocessors, enclosures, certain RFID or other wireless custom integrated circuits, and application-specific integrated circuits are currently obtained by Zest Labs from single or limited sources, principally in Asia.

Zest Labs is part of a very competitive industry that markets solutions to fresh food supply chain users, such as fresh food growers, producers, and retailers. Many other companies that are both more established and command much greater resources compete in this market. While Zest Fresh and Zest Delivery offer new technical approaches and new user value, it remains uncertain if Zest Labs will gain sufficient adoption of its products to make them viable in the market. Further, it is unclear what industry competitors are developing that might address similar user needs. Zest Labs’ products provide a new approach for industry participants, and as with any new approach, adoption is uncertain as many in the industry can be slow to embrace new technology and/or new approaches. These market challenges can lead to extended sales cycles that may include extended pilot testing often at Zest Labs’ expense, for which the outcome remains unclear until the completion of each test. For these reasons, and others, forecasting new business adoption and future revenue can be very difficult and volatile.  However, the Company believes that Zest Fresh offers fresh food retailers, growers, shippers, processors, and distributors an opportunity to differentiate their businesses in ways that the shipment of canned and boxed food products cannot, as competition in the agriculture, grocery, food service and restaurant markets continues to accelerate.

The acquisition of 440labs in May 2017 allowed Zest Labs to internally maintain its software development and information solutions for cloud, mobile, and IoT applications. 440labs had been a key development partner with Zest Labs for more than four years prior to the May 2017 acquisition, contributing its expertise in scalable enterprise cloud solutions and mobile applications.

On May 31, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Trend Discovery Holdings Inc., a Delaware corporation (“Trend Holdings”) for the Company to acquire 100% of Trend Holdings pursuant to a merger of Trend Holdings with and into the Company (the “Merger”). The Merger was completed on the May 31, 2019 and as agreed in the Merger Agreement, the Company is the surviving entity in the Merger and the separate corporate existence of Trend Holdings has ceased to exist.

Trend Holding’s primary asset is Trend Discovery Capital Management. Trend Discovery Capital Management manages several entities including Trend Discovery LP and Trend Discovery SPV I. Trend Discovery LP is a hybrid hedge fund with a since inception track record of outperforming the S&P 500. Trend Discovery LP primarily invests in early-stage startups. In the near-term, Trend Discovery LP’s performance will be driven by its investment in Volans-i, a fully autonomous vertical takeoff and landing (“VTOL”) drone delivery platform. Trend Discovery LP currently owns approximately 1% of Volans-i, and has participation rights to future financings to maintain its ownership at 1% indefinitely. More information can be found at flyvoly.com.

In May 2018, the Ecoark Holdings Board of Directors (the “Board”) approved a plan to sell Pioneer Products (“Pioneer”) and Sable Polymer Solutions, LLC (“Sable”). Pioneer concluded operations in February 2019, and the sale of Sable assets was completed in March 2019. Relevant assets and liabilities are classified as held for sale and operations are classified as discontinued in the consolidated financial statements.

In May 2018, the Board also approved a plan to sell Magnolia Solar, and the sale was completed in May 2019. Prior to the sale, relevant assets and liabilities were classified as held for sale and operations are classified as discontinued in the consolidated financial statements.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The number of directors that serve on the Board of Directors is currently set at five and may be fixed from time to time by the Board in the manner provided in our bylaws. In accordance with our bylaws, directors are elected to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified or until their earlier removal, resignation or death.

Director Nominees

Name	Age	Positions Held with the Company	Director of the Company Since
Randy S. May	55	Chairman of the Board and Chief Executive Officer	2016*
John P. Cahill	64	Director	2016
Peter A. Mehring	57	President, CEO and President of Zest Labs, Inc. and Director	2017
Gary M. Metzger	67	Lead Director	2016*
Steven K. Nelson	61	Director	2017

* Messrs. May and Metzger served on the board of directors of Ecoark, Inc. from 2011 and 2013, respectively, until it effected a reverse acquisition of Ecoark Holdings, Inc. (“Ecoark” or “the Company”, formerly known as Magnolia Solar Corporation) on March 24, 2016. Messrs. May and Metzger joined the Board effective on April 11, 2016.

Each of the five director nominees listed above currently serves as a director of the Company and was recommended by the Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”) and nominated by the Board to stand for election at the Annual Meeting.

There are no arrangements or understandings between Ecoark and any person pursuant to which such person has been elected a director.

Vote Required

Pursuant to our bylaws, directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. The five nominees receiving the greatest number of votes will be elected.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the election of each of the nominees to the Board of Directors. If the person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by the Board of Directors or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, the Board knows of no reason why the nominees listed above may not be able to serve as a director if elected. Ages of the nominees are reflected as of August 19, 2019. Proxies cannot be voted for a greater number of persons than the nominees named herein.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE FOREGOING NOMINEES.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” EACH OF THE FOREGOING NOMINEES UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Director Nominees

Set forth below is biographical information for each director nominee listed above, including a brief listing of principal occupations for at least the past five years and other major affiliations. The following descriptions also outline the specific experience, qualifications, attributes, and skills that qualify each person to serve on the Board of Directors.

Randy S. May. Mr. May has served as Chairman of the Board of Ecoark Holdings, Inc. since March 2016 and served as Chief Executive Officer of the Company from March 2016 through March 28, 2017, and then from September 21, 2017, to the present. He previously served as chairman of the board of directors and as chief executive officer of Ecoark, Inc. from its incorporation until its reverse acquisition with Magnolia Solar in March 2016. Mr. May is a 25-year retail and supply-chain veteran with extensive experience in marketing, operational and executive roles. Prior to Ecoark, Mr. May held a number of roles with Wal-Mart Stores, Inc. (“Walmart”), the world’s largest retailer based in Bentonville, Arkansas. From 1998 to 2004, Mr. May served as Divisional Manager for half the United States for one of Walmart’s specialty divisions, where he was responsible for all aspects of strategic planning, finance, and operations for more than 1,800 stores. He had profit and loss responsibility for more than $4 billion of sales at the time. Under Mr. May’s leadership, the business grew sales and market share in a strong competitive market. Mr. May’s qualifications and background that qualify him to serve on the Board include his strong managerial and leadership experience, his extensive knowledge of strategic planning, finance and operations, as well his ability to guide the Company.

John P. Cahill. Mr. Cahill has served on the Board of Directors since May 2016. Mr. Cahill is currently Chief of Staff and Special Counsel to the Archbishop of New York. He has held this position since April of 2019. Previously he was Senior Counsel at the law firm of Norton Rose Fulbright (formerly Chadbourne & Parke LLP) and has served in that capacity since 2007. He is also a principal at the Pataki-Cahill Group LLC, a strategic consulting firm focusing on the economic and policy implications of domestic energy needs, which he co-founded in March 2007. He served in various capacities in the administration of the Governor of New York, George E. Pataki from 1997 to 2006, including Secretary and Chief of Staff to the Governor from 2002 to 2006. He also serves on the board of directors of Sterling Bancorp, Inc., a bank holding company listed on the New York Stock Exchange (“NYSE”). Mr. Cahill’s extensive experience as an attorney in government and in business, as well as his extensive knowledge of and high-level experience in energy and economic policy, qualifies him as a member of the Board.

Peter A. Mehring. Mr. Mehring has served as the Chief Executive Officer and President of Ecoark’s subsidiary, Zest Labs, Inc. since 2009 and became a member of the Board of Directors in January 2017. He was elected President of Ecoark on September 25, 2017. Mr. Mehring brings extensive experience in engineering, operations and general management at emerging companies and large enterprises. As Chief Executive Officer of Zest Labs, Inc., he has led the Company’s efforts in pioneering on-demand data visibility and condition monitoring solutions for the fresh produce market. Prior to joining Zest Labs, Inc., from 2004 to 2006, Mr. Mehring was the Vice President of Macintosh hardware group at Apple Computer, Senior Vice President of Engineering at Echelon, and founder, General Manager and Vice President of R&D at UMAX. Mr. Mehring held Engineering Management positions at Radius, Power Computing Corporation, Sun Microsystems and Wang Laboratories. Mr. Mehring’s knowledge and experience in engineering, operations, management, product and service development, and technological innovation are among the many qualifications that have led to the conclusion that Mr. Mehring is qualified to serve on the Board.

Gary M. Metzger. Mr. Metzger has served on the Board of Directors since March 2016 and served on the Board of Directors of Ecoark, Inc. from 2013 until its reverse acquisition with Magnolia Solar in March 2016. Mr. Metzger offers 40 years of product development, strategic planning, management, business development and operational expertise to the Board. He served as an executive at Amco International, Inc. and Amco Plastics Materials, Inc., where in 1986 he was named President and served in such role for 24 years until Amco was sold to global resin distribution company, Ravago Americas, in December 2011, where he remains a product developer and product manager. Mr. Metzger was co-owner of Amco Plastics Materials, Inc. and Amco International. Mr. Metzger’s leadership and knowledge of manufacturing companies, product development, strategic planning, management, and business development are an asset to the Board of Directors. In addition to his leadership functions, Mr. Metzger spearheaded research and development for recycled polymers, new alloy and bio-based polymer development, and introduced fragrance into polymer applications. He also developed encrypted item level bar code identification technology, anti-counterfeiting technologies, and antimicrobial technologies. Taken together, these are among the many qualifications and the significant experience that have led to the conclusion that Mr. Metzger is qualified to serve on the Board.

Steven K. Nelson. Mr. Nelson has served on the Board of Directors since April 2017. Since 2015, Mr. Nelson has been a lecturer for the Department of Accounting at the University of Central Arkansas. In 2015, Mr. Nelson retired as Vice-President, Controller of Dillard’s, Inc., where he was responsible for administering all aspects of financial accounting and reporting. Mr. Nelson began his career in 1980 as a staff accountant for Ernst & Young and attained the title of audit manager by the time he left the firm in 1984. Mr. Nelson maintains an active license as a Certified Public Accountant (“CPA”) in the State of Arkansas. Mr. Nelson’s 35-year career as a CPA and his extensive experience as controller of a publicly traded company qualify him to serve on the Board and its Audit Committee. His broad experience as the former controller of a public company uniquely qualifies Mr. Nelson to advise Ecoark not only on general accounting and financial matters but also on various technical accounting, corporate governance and risk management matters that the Board may address from time to time. He possesses key insight on financial reporting processes and external reporting issues. The Board has determined that Mr. Nelson qualifies as an “audit committee financial expert,” as defined by the rules of the SEC.

Director Independence

While our common stock is not listed on a national securities exchange that requires our independent board members, a majority of our directors and each member of our audit, compensation and nominating and governance committees are independent. A director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

After reviewing all relevant relationships, the Board of Directors concluded that Cahill, Metzger, and Nelson are independent under the SEC rules adopted pursuant to the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and in accordance with NYSE Corporate Governance Rules. No director or executive officer of the Company is related to any other director or executive officer of the Company by blood, marriage or adoption, except that Mr. Metzger is Mr. Hoagland’s stepfather-in-law. In making its independence determination, the Board considered all relevant transactions, relationships, or arrangements, including those disclosed under the section titled “Certain Relationships and Related Transactions.”

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. The Board of Directors has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company and its stockholders. The roles of the Chairman of the Board and Chief Executive Officer are currently performed by one individual.

Our bylaws provide that the Chairman of the Board may be elected by a majority vote of the Board of Directors and shall serve until the meeting of the Board following the next annual meeting of stockholders at which such Chairman is re-elected. The Chairman of the Board shall preside at all meetings. Otherwise, the Company’s Corporate Governance Guidelines (the “Guidelines”) provide that a lead director selected by the non-management directors (the “Lead Director”) shall preside at meetings of the Board at which the Chairman of the Board is not present. The Guidelines require that the Lead Director shall preside at executive sessions of the non-management directors. The non-management directors will meet in executive session, no less frequently than quarterly, as determined by the Lead Director, or when a director makes a request of the Lead Director. Gary M. Metzger currently serves as the Lead Director.

The Board believes that maintaining a healthy mix of qualified independent and management directors on the Board is an integral part of effective corporate governance and management of the Company. The Board also believes that the current leadership structure strikes an appropriate balance between independent directors and directors, which allows the Board to effectively represent the best interests of the Company’s entire stockholder base.

Role of the Board in Risk Oversight. The Board of Directors believes that risk management is an important part of establishing, updating and executing our business strategy. The Board has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, and the financial condition and performance of the Company, and focuses its oversight on the most significant risks facing us and, on our processes, to identify, prioritize, assess, manage and mitigate those risks. The Board receives regular reports from members of the Company’s senior management on areas of material risk to us, including strategic, operational, financial, legal and regulatory risks. While the Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on us.

Committees and Meetings of the Board of Directors of the Company

The Board of Directors meets on a quarterly basis but may have additional special meetings. The Board held [*] meetings during the year ended March 31, 2019. For the year ended March 31, 2019, all of our current directors attended at least [75%] of the total number of board meetings or committee meetings on which they served during their period of service. In addition, our guidelines provide that members of the Board are expected to attend the annual meeting of stockholders, when such meetings are held. We held an annual meeting of stockholders in 2017.

The Board of Directors has established an audit committee (the “Audit Committee”), the Compensation Committee and the Corporate Governance and Nominating (“Nominating”) Committee. Each of the committees has adopted a written charter, all of which are available in the Investor Relations section of our website at www.zestlabs.com.

Committee Memberships
Board Member	Audit	Compensation	Nominating
Randy S. May, Chairman	—	—	—
John P. Cahill
Peter A. Mehring	—	—	—
Gary M. Metzger
Steven K. Nelson
Michael J. Green
Number Of Meetings Held In Fiscal 2019	9	[0]	[4]
Member Chairperson

Audit Committee. The current members of our Audit Committee are Messrs. Nelson, as chair, Cahill, Metzger, and Green, each of whom is a non-employee member of our board of directors. Mr. Nelson is our audit committee chairman and financial expert, as that term is defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as defined under the rules of The Nasdaq Global Select Market.

The duties and responsibilities of the Audit Committee are set forth in the charter of the Audit Committee adopted by the Board. The Audit Committee generally assists the Board in its oversight of the relationship with our independent registered public accounting firm, financial statement and disclosure matters, the internal audit function, and our compliance with legal and regulatory requirements. In accordance with its charter, the Audit Committee meets as often as it determines necessary, and at least four times each year.

Management has the primary responsibility for our financial statements and the reporting process, and our independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee also monitors our financial reporting process and internal control system, retains and pre-approves audit and any non-audit services to be performed by our independent registered accounting firm, directly consults with our independent registered public accounting firm, reviews and appraises the efforts of our independent registered public accounting firm, and provides an open avenue of communication among our independent registered public accounting firm, financial and senior management and the Board. The Audit Committee has the authority to retain independent legal, accounting, and other advisors.

The Board has determined that each member of the Audit Committee qualifies as an independent director under the Sarbanes-Oxley Act, related SEC rules and NASDAQ listing standards related to audit committees, and that each satisfies all other applicable standards for service on the Audit Committee. The Board has determined that Mr. Nelson meets the requirements adopted by the SEC for qualification as an audit committee financial expert. The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the Audit Committee and the Board in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the SEC does not affect the duties, obligations or liability of any other member of the Audit Committee or of the Board. Finally, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for purposes of Section 11 of the Securities Act of 1933.

The Audit Committee held nine meetings in fiscal 2019. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and operates under a written charter that satisfies the applicable standards of the SEC A copy of the audit committee charter is available on our website at https://www.zestlabs.com/downloads/Audit-Commitee.pdf.

Compensation Committee. The duties and responsibilities of the Compensation Committee are set forth in the charter of the Compensation Committee adopted by the Board. The Compensation Committee is generally responsible for discharging the Board’s responsibilities relating to the compensation of our executive officers and other compensation matters. The Compensation Committee annually reviews the compensation of the Chief Executive Officer, other executive officers, and other employees, reviews and administers executive and equity compensation plans, other compensation and benefits plans, including perquisites, and establishes stock ownership guidelines. The Compensation Committee is also responsible for developing a management succession plan and overseeing management evaluations. In accordance with its charter, the Compensation Committee meets as often as it determines necessary, and at least four times each year.

The Compensation Committee currently consists of Messrs. Green as chair, Cahill, Metzger, and Nelson. The Board has determined that each member of the Compensation Committee qualifies as an independent director under the Sarbanes-Oxley Act, related SEC rules and NASDAQ listing standards related to compensation committees, and that each satisfies all other applicable standards for service on the Compensation Committee.

Although the Compensation Committee does not delegate any of its authority for determining executive compensation, the Compensation Committee may engage compensation consultants, independent legal counsel or other advisers in connection with its responsibilities. Additionally, the Compensation Committee periodically reviews our compensation strategy and its effect on the achievement of the Company’s goals with the Chief Executive Officer. The Compensation Committee exercises complete discretion in making all compensation decisions regarding cash compensation and equity awards for all of our executive officers.

Corporate Governance and Nominating Committee (“Nominating Committee”). The duties and responsibilities of the Nominating Committee are set forth in the charter of the Nominating Committee adopted by the Board. The Nominating Committee is responsible for identifying individuals qualified to serve on the Board and recommending individuals to be nominated by the Board for election by stockholders or appointed by the Board to fill vacancies. Among its duties and responsibilities, the Nominating Committee is responsible for shaping corporate governance, reviewing and assessing the Guidelines, recommending Board compensation, and overseeing the annual evaluation of the Board. The Nominating Committee has the authority to retain compensation or other consultants as well as search firms for director candidates. In accordance with its charter, the Nominating Committee meets as often as it determines necessary, but at least four times each year.

The Nominating Committee currently consists of Messrs. Cahill, as chair, Metzger, Nelson, and Green. The process followed by the Nominating Committee to identify and evaluate candidates includes (i) requesting recommendations from the Board, the Chief Executive Officer, and other parties, (ii) meeting to evaluate biographical information and background material relating to potential candidates and their qualifications, and (iii) interviewing selected candidates. The Nominating Committee also considers recommendations for nomination to the Board submitted by stockholders. A stockholder who desires to recommend a prospective nominee for the Board should notify the Secretary of the Company or any member of the Nominating Committee in writing with supporting material the stockholder considers appropriate. The Nominating Committee has the authority and ability to retain compensation or other consultants and search firms to identify or evaluate director candidates.

In evaluating the suitability of candidates to serve on the Board, including stockholder nominees, the Nominating Committee seeks candidates who are independent, as defined by the Sarbanes-Oxley Act, related SEC rules and NYSE listing standards, and who meet certain selection criteria established by the Nominating Committee. The selection criteria include many factors, including a candidate’s general understanding of elements relevant to the success of a publicly traded company in the current business environment, understanding of our business, and educational and professional background. The Nominating Committee also considers a candidate’s judgment, competence, anticipated participation in Board activities, experience, geographic location and special talents or personal attributes. The guidelines provide that the composition of the Board should encompass a broad range of skills, expertise, industry knowledge, diversity, and contacts relevant to our business. Moreover, with respect to incumbent directors, the Nominating Committee also considers past performance, including attendance at meetings and participation in and contributions to the activities of the Board, and the director’s ability to make contributions after any significant change in circumstances (including changes in employment or professional status).

Code of Ethics

We have a Code of Ethics as defined in Item 406 of Regulation S-K, which code applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. All directors, officers, and other employees are expected to be familiar with the Code of Ethics and to adhere to the principles and procedures set forth therein. The Code of Ethics forms the foundation of a comprehensive program that requires compliance with all corporate policies and procedures and seeks to foster an open relationship among colleagues that contributes to good business conduct and an abiding belief in the integrity of our employees. Our policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Directors, officers, and other employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The full text of the Code of Ethics is available on our website at https://www.zestlabs.com/downloads/Code-of-Ethics-2016.pdf. We intend to satisfy the disclosure requirements of Form 8-K regarding any amendment to, or a waiver from, any provision of our Code of Ethics by posting such amendment or waiver on our website.

Corporate Governance Guidelines

The Guidelines are designed to help ensure effective corporate governance and cover topics including, but not limited to, board composition and selection, director qualification standards, retirement policy, director responsibilities, selection of the lead director, executive sessions of non-management directors, communications from stockholders to the Board, Board committees, director orientation and continuing education, director compensation, management succession, annual evaluations of the Board and its committees, and public interactions. The Guidelines are reviewed by the Nominating Committee and revised when appropriate. The full text of the Guidelines is available on our website at www.zestlabs.com.

Director Compensation

During 2016, the Board of Directors adopted a non-employee director compensation program that consists of (i) quarterly grants of unrestricted common stock valued at $25,000, which are granted promptly following the close of each fiscal quarter and (ii) cash payments of $1,500 for attendance at Board of Directors meetings and $1,000 for attendance at committee meetings. The number of shares granted to the non-employee directors each quarter is based on the average closing price of our common stock as quoted on the OTC Markets for each trading day in the quarter. During the year ended March 31, 2018, the Company made grants of 5,591 shares, 7,508 shares, 9,960 shares and 12,691 shares to the non-employee directors for board service for the quarters ended June 30, 2017, September 30, 2017, December 31, 2017, and March 31, 2018, respectively. The grants vested immediately. For the year ended March 31, 2019, the Company made grants of 127,281 Non-Qualified Stock Options to each independent director.

The following table sets forth shows the compensation paid to our non-employee directors for service during the year ended March 31, 2019:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
John P. Cahill	16,000	100,000	116,000
Gary M. Metzger	19,000	100,000	119,000
Steven K. Nelson	17,000	100,000	117,000
Michael J. Green	14,000	100,000	114,000

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of greater than 10% of our common stock to file reports of holdings and transactions in Ecoark common stock with the SEC.

Based solely on its review of the copies of such forms furnished to Ecoark and written representations from certain reporting persons, Ecoark believes that all Section 16(a) filing requirements were met during our fiscal year ended March 31, 2019.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table provides information as of January 10, 2020, concerning beneficial ownership of our capital stock held by (1) each of our directors, (2) each of our named executive officers, (3) all of our current directors and executive officers as a group, and (4) each group, person or entity known by us to beneficially own more than 5% of any class of our voting securities. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Percentages are calculated based on 69,146,161 shares of our common stock outstanding as of January 10, 2020.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of of January 10, 2020. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

Except as otherwise noted, the persons and entities listed in the table below have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Ecoark Holdings, Inc., 5899 Preston Road #505, Frisco, Texas, 75034.

Security Ownership of 5% or Greater Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Nepsis Capital Management, Inc. (4)	13,976,688	20.2%
Sabby Volatility Warrant Master Fund, Ltd. (5)	4,321,087	6.2%
Strategic Planning Group, Inc. (6)	4,545,666	6.6%

Security Ownership of Directors and Executive Officers

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent
Randy S. May	3,050,000	4.4%
John P. Cahill (1)	402,643	0.6%
Peter A. Mehring (2)	2,441,254	3.5%
Gary M. Metzger (3)	4,234,336	6.1%
Steven K. Nelson (4)	431,365	0.6%
Michael J. Green (5)	373,009	0.5%
William B. Hoagland	2,750,000	4.0%
Directors & Executive Officers as a Group (7 persons)	11,699,785	19.8%

(1)	Includes 4,591 shares held by the Pataki-Cahill Group, LLC and options to purchase 350,358 shares.
(2)	Includes options to purchase 395,615 shares.
(3)	Includes options to purchase 2,345,000 shares.

(4)	Includes options to purchase 395,615 shares.
(5)	Includes options to purchase 350,358 shares.
(6)	The address to this shareholder is 8692 Eagle Creek Circle, Minneapolis, MN 55378. Based solely upon the information contained in a Schedule 13D filed on January 24, 2019. According to that Schedule 13D, Nepsis Capital Management, Inc. disclaims all dispositive power and voting power over all reported shares.
(7)

Sabby Management, LLC serves as the investment manager of Sabby Healthcare Master Fund, Ltd. (“SHMF”) and Sabby Volatility Warrant Master Fund, Ltd. (“SVWMF”). Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by SHMF and SVWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by SHMF and SVWMF except to the extent of their respective pecuniary interest therein. The address of SHMF and SVWMF is c/o Sabby Mgt. LLC, 10 Mountainview Rd., Suite 205, Upper Saddle River, NJ 07458.

Includes 1,761,971 shares owned by SHMF and 2,559,116 shares owned by SVWMF. Based solely upon the information contained in a Schedule 13G filed on January 9, 2020.

Additionally, SHMF and SVWMF own preferred shares that can be converted into 344,828and 344,828common shares, respectively; and warrants that can be converted into 344,828 and 344,828 common shares, respectively.

The beneficial ownership limitation shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the warrants and preferred shares.

(8)	The address to this shareholder is 57 River Street Suite 306, Wellesley, MA 02481. Based solely upon the information contained in a Schedule 13G filed on January 14, 2020. According to that Schedule 13G, Strategic Planning Group, Inc. has sole dispositive power, but no voting power, over all reported shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a written policy regarding the review and approval of any related party transaction required to be disclosed under SEC rules. The Audit Committee of the Board of Directors is responsible for the review and approval of transactions covered by the policy. As provided in the policy, in reviewing the proposed transaction, the Audit Committee will consider all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality, and character of the related party’s direct or indirect interest, and the actual or apparent conflict of interest of the related party.

The Audit Committee will not approve or ratify a related party transaction unless it will have determined that, upon consideration of all relevant information, the proposed transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. Except as noted below, there were no commercial transactions between related parties and the Company that required disclosure in this Proxy Statement.

There were no transactions occurring since April 1, 2018, or that are currently proposed, (i) in which the Company was or is to be a participant, (ii) where the amount involved exceeds $120,000, and (iii) in which the Company’s executive officers, directors, principal stockholders, and other related parties had a direct or indirect material interest.

Other Transactions

We have entered into employment agreements with our executive officers that, among other things, provide for certain severance and change of control benefits.

We have granted stock options to our executive officers. Pursuant to our outside director compensation policy, we have paid cash compensation and granted restricted stock units to our non-employee directors.

We have entered into indemnification agreements with our directors and executive officers.

Policies and Procedures for Related Party Transactions

All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended March 31, 2019, for filing with the SEC.

The Audit Committee

Steven K. Nelson, Chair
John P. Cahill
Gary M. Metzger

INFORMATION REGARDING THE EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is biographical information with respect to each current executive officer of the Company. Mr. May and Mr. Mehring also serve as directors of the Company. Officers are elected by the board of directors to hold office until their successors are elected and qualified.

Name	Age	Positions Held with the Company
Randy S. May	55	Chairman of the Board and Chief Executive Officer
Peter A. Mehring	57	President, CEO and President of Zest Labs, Inc. and Director
William B. Hoagland	37	Principal Financial Officer

Jay Oliphant resigned as Principal Financial Officer and Principal Accounting Officer on May 15, 2019. Pursuant to a Separation Agreement with the Company (the “Separation Agreement”), Mr. Oliphant received his normal monthly salary through May 15, 2019. In connection with his resignation, Mr. Oliphant entered into a consulting agreement with the Company for a term of six months beginning May 16, 2019. Under the consulting agreement, Mr. Oliphant has agreed to assist the Company with financial reporting and related matters. William B. Hoagland was appointed as the Principal Financial Officer to succeed Mr. Oliphant. Mr. Hoagland has served as the Managing Member of Trend Discovery Capital Management, an investment fund, since 2011.

There are no family relationships among any of the directors or executive officers, except that Mr. Metzger is Mr. Hoagland’s stepfather-in-law.

Executive Officers

Randy May. See “—Board of Directors” above for Mr. May’s biographical information.

Peter A. Mehring. See “—Board of Directors” above for Mr. Mehring’s biographical information.

William B. Hoagland. Mr. Hoagland is Principal Financial Officer of the Company. Immediately prior to joining Ecoark, Inc. in 2019, Mr. Hoagland spent the previous eight years as Managing Member of Trend Discovery Capital Management (“Trend Discovery”), a hybrid hedge fund since inception with a track record of outperforming the S&P 500. Prior to founding Trend Discovery in 2011, Mr. Hoagland spent six years as a Senior Associate at Prudential Global Investment Management (PGIM), working in both PGIM’s Newark, NJ and London, England offices. He has a Bachelor of Economics degree from Bucknell University. Mr. Hoagland holds the Chartered Financial Analyst designation and is a Level III candidate in the Chartered Market Technician Program.

PROPOSAL NO. 2 – advisory vote to approve the compensation of the Company’s named executive officers

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of our named executive officers identified in the “Summary Compensation Table” set forth in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, the Summary Compensation Table and the other related tables and disclosures.”

As part of our compensation philosophy and the structure of our compensation programs, in order to meet the objectives of our compensation programs, the Company seeks to design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay, stockholder interests, and Company performance.

Vote Required

Approval of the resolution regarding the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast at the Annual Meeting. This vote is merely advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the fiduciary duties of the Board or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 2 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 3 –advisory vote on the frequency of future advisory votes to approve the compensation of the Company’s named executive officers

In accordance with the Dodd-Frank Act, we request that our stockholders cast a non-binding, advisory vote regarding the frequency with which we should include in future annual proxy statements a stockholder advisory vote to approve the compensation of our named executive officers, similar to Proposal No. 2 above. By voting on this proposal, stockholders may indicate whether they would prefer that we provide for such a stockholder advisory vote at future stockholder meetings every year, every two years or every three years.

After careful consideration, the Board determined that providing a stockholder advisory vote to approve the compensation of our named executive officers every three years is the most appropriate alternative for the Company at this time. In formulating its recommendation, the Board determined that an advisory vote on named executive officer compensation every three years will allow stockholders to provide their direct input on our compensation philosophy, policies, and practices as disclosed in the proxy statement on a timely and consistent basis than if the vote were held less frequently. Additionally, a three-year advisory vote on executive compensation is consistent with our policy of seeking regular dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Our stockholders will have the opportunity to specify one of four choices for this proposal: (1) every year, (2) every two years, (3) every three years or (4) abstain. Stockholders are not voting to approve or disapprove of the Board’s recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future advisory votes on executive compensation. If none of the frequency options receives majority support, the option receiving the greatest number of votes cast will be considered the frequency recommended by our stockholders.

Vote Required

Approval of a specific frequency of future advisory votes regarding the compensation of our named executive officers requires the affirmative vote of a majority of the votes cast at the Annual Meeting. This vote is merely advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the fiduciary duties of the Board or the Compensation Committee. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 2.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 2 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 4 – Ratification of RBSM, LLP as the Company’s independent registered public accounting firm for the FISCAL year ending MARCH 31, 2020

The Audit Committee appointed RBSM, LLP (“RBSM”) to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020, and further directed that the selection of the independent registered public accounting firm be submitted for ratification by the stockholders at the Annual Meeting. Stockholders are asked to ratify the appointment of RBSM at the Annual Meeting. Representatives of RBSM are expected to be available during the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

Accounting Fees and Services

The following table sets forth the aggregate fees paid by us to RBSM for professional services rendered in connection with the audit of the Company’s consolidated financial statements for the year ended March 31, 2019.

Audit fees(1)	$55,000
Audit-related fees	-
Tax Fees	-
All other fees(2)	-
Total	$55,000

The Audit Committee selects the Company’s independent registered public accounting firm and separately pre-approves all audit services to be provided by it to the Company. The Audit Committee also reviews and separately pre-approves all audit-related, tax and all other services rendered by our independent registered public accounting firm in accordance with the Audit Committee’s charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

The Audit Committee appointed RBSM to serve as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2019.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Pursuant to its charter, the Audit Committee must review and approve, in advance, the scope and plans for the audits and the audit fees and approve in advance (or, where permitted under the rules and regulations of the SEC, subsequently) all non-audit services to be performed by the independent auditor that are not otherwise prohibited by law and any associated fees. The Audit Committee may delegate to one or more members of the committee the authority to pre-approve audit and permissible non-audit services, as long as this pre-approval is presented to the full committee at scheduled meetings. In accordance with the foregoing, the committee has delegated to the chair of the Audit Committee the authority to pre-approve services to be performed by our independent registered public accounting firm and associated fees, provided that the chair is required to report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee for ratification at its next regular meeting.

Vote Required

Approval of the ratification of the appointment of RBSM as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2020, requires the affirmative vote of a majority of the votes cast at the Annual Meeting. If the appointment of RBSM is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. Conversely, if stockholders fail to ratify the appointment, the Audit Committee will reconsider the appointment.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 4 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

PROPOSAL NO. 5 – AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 100,000,000 SHARES TO 200,000,000 SHARES

Background

On January 7, 2020, the Board approved, and recommended that shareholders approve an amendment to the Company’s articles of incorporation, to increase its authorized common stock from 100,000,000 shares to 200,000,000 shares.

To increase the number of shares of authorized common stock, the Board proposes to amend Paragraph 1 of Article IV of the Company’s Articles of Incorporation (the “Articles”) to read in its entirety as follows:

“The total authorized shares:

1. Common Shares: 200,000,000”

The Board believes that the current level of authorized common stock constrains the Company’s ability to conduct business in a manner intended to support growth and to enhance shareholder value. The Board considers the proposed increase in the number of authorized shares of common stock desirable because it would give the Company the necessary flexibility to issue common stock for capital raising purposes, and to issue common stock upon the exercise of warrants outstanding and upon the exercise of warrants that may be granted in the future in connection with capital raising transactions or otherwise. Furthermore, an increase in the number of shares of authorized common stock gives the Company the ability to acquire other businesses in exchange for shares of common stock.

The proposed amendment to the Company’s Articles will ensure that the Company will continue to have an adequate number of authorized and unissued shares of common stock available for future use. As of January 10, 2010, there were 69,146,161 shares of the common stock issued and outstanding.

As is the case with the shares of common stock which are currently authorized but unissued, if this proposal to amend the Company’s Articles to increase the authorized number of shares of common stock is approved by the shareholders, the Board will have authority to issue additional shares of common stock from time to time without further action on the part of shareholders, except as may be required by applicable law or by the rules of any stock exchange or market on which the Company’s securities may then be listed or authorized for quotation.

Our Articles do not include any preemptive or other rights of shareholders to subscribe for any shares of common stock which may in the future be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership of common stock.

We do not have any specific plans, arrangements or understandings for the newly authorized but unissued shares of common stock that would be available following the increase in authorized shares, we view the issuance of common stock and warrants to purchase common stock as our principal source of operating capital until such time as we may begin to generate positive cash flow from operations.

The additional shares of common stock that we are seeking authorization for may be used for such corporate purposes as the Board may determine from time to time to be necessary or desirable. These purposes may include, without limitation: issuing shares under our incentive plans, raising capital through the sale of common stock and/or warrants to purchase common stock and acquiring other businesses in exchange for shares of common stock.

The authorization of the additional shares of common stock by this proposal would not have any immediate dilutive effect on the proportionate voting power or other rights of existing shareholders, but, to the extent that the additional authorized shares are issued in the future, it will decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to existing shareholders and have a negative effect on the trading price of our common stock.

Implementation

If the amendment is approved by our shareholders, we must file an amendment with the Nevada Secretary of State in order for the amendment to become effective. If we obtain shareholder approval of the amendment, we intend to file the amendment as soon as practicable.

Effect of Failure to Obtain Shareholder Approval

If we do not obtain shareholder approval for this proposal to amend our Articles to increase the authorized number of shares of our common stock from 100,000,000 to 200,000,000 we may not have the ability to raise sufficient capital to continue to operate our business or have sufficient shares authorized to effect strategic transactions in the future where the consideration would otherwise be capital stock.

No Appraisal Rights

Under Nevada law, our stockholders are not entitled to appraisal rights with respect to the increase in the number of authorized shares of common stock.

Vote Required

Approval of the proposal to amend the Articles to increase the number of authorized shares of the Company’s common stock requires an affirmative vote of a majority of the votes cast on the matter.

If you do not hold your shares in street name and respond but do not indicate how you want to vote on the amendment, your proxy will be counted as a vote in favor of such proposal.

BOARD RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 5.

PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” PROPOSAL NO. 5 UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation of our named executive officers during the fiscal years ended March 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(2)	Total
Randy S. May(3)	2019	$200,000	$-	$-	$200,000
Chairman of the Board	2018	$100,000	$-	$-	$100,000
and Chief Executive Officer

Peter A. Mehring	2019	$200,000	$-	$-	$200,000
President, Chief Executive Officer	2018	$276,677	$759,500	$2,414,948	$3,451,115
and President of Zest Labs, Inc.

Jay Oliphant	2019	$170,000	$-	$-	$170,000
Former Principal Financial Officer	2018	$170,000	$152,459	$238,155	$560,614

(1)	We periodically review, and may increase, base salaries in accordance with the Company’s normal annual compensation review for each of our named executive officers.

(2)	Stock and option awards are based on the grant date fair values and are calculated utilizing the provisions of Accounting Standards Codification 718 “Compensation—Stock Compensation.” See Notes 1 and 13 to the consolidated financial statements of the Company contained in Item 8 of the Company’s Annual Report on Form 10-K for the year ended March 31, 2019, for further information regarding assumptions underlying valuation of equity awards.

(3)	Mr. May served as Chief Executive Officer of Ecoark from March 2016 through March 28, 2017, and then from September 21, 2017, to the present.

Employment, Severance, Separation, and Change in Control Agreements

Executive Employment Arrangements

Peter A. Mehring

The terms of Mr. Mehring’s employment with Ecoark are set forth in an offer letter accepted on August 15, 2013. Pursuant to the offer letter, Mr. Mehring received an annual base salary of $300,000 (subsequently adjusted and accepted) and is eligible to participate in regular health insurance, bonus, and other employee benefit plans established by Ecoark. The offer letter also includes standard confidentiality and non-compete obligations. The parties are permitted to terminate employment for any reason, at any time, with or without notice and without cause. The offer letter also contains severance benefit provisions in the event that Mr. Mehring’s employment is terminated without “Cause” (as defined in the offer letter) or Mr. Mehring terminates his employment for “Good Reason” within 12 months following a “Change in Control” (as defined in the offer letter). If Mr. Mehring is terminated without “Cause,” then he is entitled to receive an amount equal to six months base salary. If he terminates his employment for “Good Reason” within 12 months following a “Change in Control,” then Mr. Mehring is entitled to receive an amount equal to six months base salary and accelerated vesting of a portion of the non-vested options or shares. In order to receive severance benefits under the offer letter, Mr. Mehring is required to sign a release and waiver of all claims. Finally, Ecoark reserves the right to change or otherwise modify, in its sole discretion, the terms of the offer letter.

Potential Payments Upon Change of Control

We have no liabilities under termination or change in control conditions. We do not have a formal policy to determine executive severance benefits. Each executive severance arrangement is negotiated on an individual basis.

Option Grants and Outstanding Equity Awards on March 31, 2019

Effective October 13, 2017, the Compensation Committee issued new options awards (the “Replacement Options”) in replacement of existing restricted stock and restricted stock unit awards (the “Existing Awards”) previously granted to Peter A. Mehring and Jay Oliphant. In addition, the Committee approved new option awards to Messrs. Mehring and Oliphant that vest over a four-year period (the “New Options”) to induce them to accept the Replacement Options; to compensate them for diminution in value of their Existing Awards as compared to the Replacement Options; and in consideration of a number of other factors, including each individual’s role and responsibility with the Company, their years of service to the Company, and market precedents and standards for modification of equity awards.

The Replacement Options and New Options are designed to better align Messrs. Mehring and Oliphant’s potentially realizable equity compensation with Company performance. Because the incentive value of stock options is tied to future appreciation in stock price, the Committee believes stock option grants will better align our executive officers and employees’ interests with those of the Company and its stockholders and, as a result, the Compensation Committee intends to continue to utilize options to a greater extent in our equity compensation program on a going forward basis.

With respect to the Replacement Options, Messrs. Mehring and Oliphant have agreed to forfeit Existing Awards covering 1,345,000 and 132,640 shares of the Company’s common stock, respectively, and each was granted Replacement Options to purchase an equal number of shares of Company common stock. The exercise price for the Replacement Options was set at 100% of the fair market value of the Company’s stock price on the effective date of the grants (October 13, 2017). In consideration of Messrs. Mehring and Oliphant’s agreements to forfeit their Existing Awards, the Committee, after careful deliberation, determined that (i) 100% of Mr. Mehring’s Replacement Options would vest immediately upon grant, and (ii) 50% of Mr. Oliphant’s Replacement Options would vest immediately upon grant. The remaining portion of Mr. Oliphant’s Replacement Options will vest in 12 equal installments, with the first installment vesting on January 15, 2018, and additional installments vesting on the last day of each of the eleven successive three-month periods, subject to Mr. Oliphant’s continued employment by the Company. The Replacement Options were issued under the Company’s 2017 Omnibus Incentive Plan or 2013 Incentive Stock Plan to correspond with the plan under which the Existing Awards were issued.

With respect to the New Options, Messrs. Mehring and Oliphant were granted options to purchase 2,017,500 and 66,320 shares of Company common stock, respectively, that vest at a rate of 25% per year on October 13th of each year from 2018 to 2021, subject to Messrs. Mehring and Oliphant’s continued employment by the Company. As with the Replacement Options, the New Options have an exercise price set at 100% of the fair market value of the Company’s stock price on the effective date of the grant. The New Options were not granted under any of the Company’s existing equity compensation plans.

The following table presents information concerning equity awards held by our named executive officers as of March 31, 2019.

		Number of Securities		Number of Securities		Option Awards
Name	Vesting Commencement Date	Underlying Options (#) Exercisable		Underlying Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Peter A. Mehring	10/13/2017	1,345,000	(1)	—		2.60	10/23/2027
	10/13/2018	—		2,017,500	(2)	2.60	10/23/2027
Jay Oliphant	10/13/2017	71,796	(3)	60,844	(3)	2.60	10/23/2027
	10/13/2018	—		66,320	(4)	2.60	10/23/2027

(1)	This option was fully vested on October 13, 2017.
(2)	This option vests at a rate of 25% per year on October 13th of each year from 2018 to 2021.
(3)	50% of this option vested immediately upon grant. The remaining portion vests in 12 equal installments, with the first installment vesting on January 15, 2018, and additional installments vesting on the last day of each of the eleven successive three-month periods.
(4)	This option vests at a rate of 25% per year on October 13th of each year from 2018 to 2021.
(5)	The options in (3) and (4) above were replaced by options exercisable for 198,960 shares immediately vested and exercisable through December 31, 2020.

STOCKHOLDER PROPOSALS

Stockholders who intend to present proposals at the next annual meeting of stockholders, and who wish to have those proposals included in Ecoark’s proxy statement for such meeting, must be certain that those proposals are received by the Corporate Secretary at 5899 Preston Road #505, Frisco, Texas, 75034 no later than December [*], 2020.

In addition, under Ecoark’s bylaws, stockholders who intend to submit a proposal regarding a director nomination or other matter of business at the next annual meeting of stockholders, and who do not intend to have such proposal included in Ecoark’s proxy statement for such meeting, must ensure that notice of any such proposal is received by Corporate Secretary at 5899 Preston Road #505, Frisco, Texas, 75034, at the address set forth above no earlier than November [*], 2020, and no later than December [*], 2020. If, as described above, the next annual meeting of stockholders occurs on a date that is more than 30 days after the date of the Annual Meeting, then, in accordance with our bylaws, the deadline will be five days after the earlier of the date the Company (i) mailed notice, (ii) issued a press release, (iii) reported in an SEC filing or (iv) otherwise publicly disseminated notice that an annual meeting of stockholders will be held. The stockholder notice must comply with the information requirements set forth in Ecoark’s bylaws.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may make their concerns known confidentially to the Board of Directors or the independent directors by sending an email to [*]. Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We generally will not forward to the directors a communication that it determines to be primarily commercial in nature or related to an improper or irrelevant topic, or that requests general information about the Company.

ANNUAL REPORTS

A copy of the Company’s Annual Report to Stockholders for the year ended March 31, 2019 accompanies this Proxy Statement. Such annual report is not part of the proxy solicitation materials.

Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company’s Annual Report on Form 10-K, for the year ended March 31, 2019, without exhibits required to be filed under the Exchange Act. Such written requests should be directed to William B. Hoagland, 5899 Preston Road #505, Frisco, Texas, 75034. The Annual Report on Form 10-K, is not part of the proxy solicitation materials. The Annual Report on Form 10-K is not part of the proxy solicitation materials.

OTHER MATTERS

Each proxy solicited hereby also confers discretionary authority on the proxies named therein to vote the proxy with respect to the election of any person as a director if a nominee is unable to serve or for good cause will not serve, matters incident to the conduct of the meeting, and upon such other matters as may properly come before the Annual Meeting. Management is not aware of any business that may properly come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

YOUR VOTE IS IMPORTANT! WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT TODAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

By Order of the Board of Directors,

Randy S. May
Frisco, Texas	Chairman of the Board and Chief Executive Officer
January [*], 2020